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                                                                   EXHIBIT 10.31

                                  May 8, 1996

Mr. Daniel O. Wilds
President and Chief Executive Officer
Adeza Biomedical Corporation
1240 Elko Drive
Sunnyvale, CA 94089

     Re: Exclusive Marketing Agreement, dated December 31, 1991, between Adeza Biomedical Corporation and Tokos Medical Corporation (the "Agreement")

Dear Dan:

     This letter agreement (this "Letter") sets forth the additional understanding and agreements that have been reached between Adeza Biomedical Corporation, a California corporation ("Adeza"), and Matria Healthcare, Inc. ("Matria"), a Delaware corporation and the successor by merger to Tokos Medical Corporation ("Tokos") concerning the Agreement. This Letter shall serve as an amendment to the Agreement pursuant to Section 13.10 of the Agreement. If there is any conflict between the provisions of this Letter and the Agreement, the terms of this Letter shall control. Capitalized terms used herein which are not otherwise defined in this Letter shall have the meaning ascribed to them in the Agreement.

          1. Marketing Plans. Matria agrees to refine and expand the marketing plan provided to Adeza in August and September, 1995 (the "Marketing Plan") to cover a five (5) year period of time extending through December 31, 2000 and to include forecasts for Canada and Puerto Rico in addition to the United States on the express condition and agreement that (i) the Marketing Plan is acceptable to Adeza for the time periods and locations currently set forth therein and is hereby approved pursuant to Section 2.2 of the Agreement, (ii) nothing contained in the Marketing Plan itself shall be deemed to extend or otherwise limit in any way the rights and obligations of the parties under Articles IV and VI of the Agreement, and (iii) the Marketing Plan will be revised as promptly as practicable to reflect the introduction of the Tests into Canada and Puerto Rico after the market for the Tests and the retail price thereof and reimbursement therefor have been generally established in the United States, and such market will be deemed established upon the cumulative sale by Matria of 100,000 Tests in the United States; provided, however, that such revision shall be completed no later than 90 days after such market has been established.

          2. Clinical Trials. Matria agrees to work with Adeza to establish a "Research Committee" composed of two representatives of each of Adeza and Matria for the purpose of establishing the general framework, protocols and timeliness of any additional clinical study deemed necessary under Section
     5.3 of the Agreement. The Research Committee will meet no less often than once per calendar quarter, either by telephone conference call or in person, with any in person meetings to be convened at alternating sites between Matria and Adeza. The Research Committee will also determine any additional clinical studies which may be reasonably appropriate with respect to the Tests and the timing of such additional studies. Notwithstanding the foregoing, subject to agreement between Adeza and Matria with respect to appropriate protocols and process for obtaining IRB approval at various clinical sites, the following clinical trials are the only clinical trials considered by the parties to be necessary within the meaning of Section 5.3 of the Agreement, and such clinical trials shall be undertaken and completed as expeditiously as practicable, unless otherwise mutually agreed by the parties in writing:

             (i) One (1) National Institute of Health ("NIH") Intervention Study seeking to demonstrate the association between fFN test results and infection and involving an estimated 10,000 patients shall be supported by Adeza with Test kits, specimen collection kits and laboratory analysis work in such amounts as Adeza normally provides or pays for in connection with supporting an NIH clinical study.
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             (ii) One (1) Induction Trial of a size and scope which, if successful, is designed to demonstrate the potential clinical benefits of inducing labor after a positive Test result has been obtained, and is designed to be sufficient for submission with a PMA Application or PMA Supplement to the FDA.

             (iii) One (1) Intervention Study seeking to demonstrate the clinical benefits of utilizing subcutaneous terbutaline following a positive Test result.

             (iv) All such clinical studies as shall be required for (a) the maintenance of the existing FDA approval to market the ELISA Test to symptomatic patients, (b) obtaining the initial FDA approval of the Dipstick Assay (as defined below) for any purpose, and (c) obtaining FDA approval to market the ELISA Test to low-risk asymptomatic patients.

          As provided in Section 5.3 of the Agreement, completion of the clinical studies (except to the extent that they involve the efforts of the NIH) described in subsections (i) through (iv) of this Section 2 shall be the responsibility of and shall be paid for by Adeza; provided, however, that the amounts Adeza will be required to spend on such studies either individually or in the aggregate will be limited as the Research Committee may agree. Any additional clinical studies approved by the Research Committee shall be undertaken by Adeza, and all expenses related to such additional studies shall be shared by Adeza and Matria in such proportion as unanimously determined by the Research Committee. In the event the Research Committee is unable to reach unanimous consent as to the appropriate allocation of such expenses, the parties hereby agree to enter into limited, binding mediation solely with respect to such allocation. Each of Adeza and Matria will appoint one (1) representative, and these representatives will jointly select one (1) additional, independent representative. The appropriate allocation of expenses shall be determined by these three representatives within thirty (30) days after the selection of the independent third representative. Any amounts which Adeza is required to expend as a result of the foregoing or Section 5.3 of the Agreement may be paid from any source, whether or not such amounts are derived from Marketing Rights Payments or Product Purchase Payments.

          3. Rapid Assay Test. The parties acknowledge and agree that the so-called Rapid Assay Test or Dipstick Assay (both such terms representing one and the same Test which is described below and which is hereinafter referred to as the "Dipstick Assay") currently under development by Adeza is a Fetal Fibronectin Membrane Immunoassay Test and, as such, is a type of Membrane Test encompassed by and subject to the terms of the Agreement, as amended hereby, to its fullest extent; provided, however, that the Dipstick Assay shall not be considered to be a Membrane Test for purposes of Sections 6.1.2 and 6.1.3 of the Agreement. The parties agree Sections 6.1.2 and 6.1.3 of the Agreement refer to the ELISA Test and not the Dipstick Assay and that no additional marketing payments shall be due pursuant to Sections 6.1.1, 6.1.2 and 6.1.3 of the Agreement.

          Adeza and Matria agree that the Dipstick Assay is not a subsequent generation PTD diagnostic product within the meaning of Section 7.1 of the Agreement. The existing paragraph 2 of Exhibit A to the Agreement is hereby deleted and replaced in its entirety with the following:

          "Dipstick Assay". The Fetal Fibronectin Dipstick Immunoassay is a solid-phase immunochromatographic colloidal gold assay for the qualitative detection of fetal fibronectin in vaginal secretions. A vaginal specimen, obtained from either the posterior fornix of the vagina or the external cervical os using a sterile Dacron swab provided in the kit, is immersed in a special buffer prior to performance of the assay. The assay is initiated by immersing the dipstick into the buffer containing the patient specimen. The buffer is absorbed by an absorbent pad containing affinity-purified goat-antihuman fibronectin polyclonal antibody coupled to colloidal gold located at the base of the dipstick. Any fetal fibronectin present in the specimen binds to the polyclonal antibody present in the pad forming a fibronectin-gold conjugate complex. The buffer, containing any complexes of fibronectin and gold conjugate, migrates via capillary action across the reaction zone of the dipstick which is coated with the monoclonal antibody specifically recognizing a region unique to fetal fibronectin. When fetal fibronectin is present in the patient specimen, the resulting antigen-antibody "sandwich" present in the reaction zone produces a visible pinkish-red line across the device signifying a "positive" test result. When there is no fetal fibronectin in the patient specimen, no line appears in the center of the device signifying a "negative" test result. A visible line at the top of the reaction zone of

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     the dipstick develops as the assay is run and serves as an assay procedural control, regardless of the presence or absence of fetal fibronectin in the patient specimen."

          4. ELISA Kit Prices. In order to clarify Section 6.2.2 of the Agreement insofar as it relates to an ELISA Kit as opposed to an ELISA Test, the parties agree that an ELISA Kit shall be comprised of one microtitre plate, one control kit and the equivalent of twenty-four (24) single sample specimen collection kits. The existing Section 6.2.2 of the Agreement is hereby amended to add the following:

             "6.2.2.3 With respect to each ELISA Kit purchased by Matria;

             6.2.2.3.1 In the years ending December 31, 1996 and 1997, an amount equal to one-third ( 1/3) of Matria's Average Net Selling Price; provided, however, that in no event will Adeza receive less than $600 per ELISA Kit from Matria; and

             6.2.2.3.2 In year ending December 31, 1998 and beyond, an amount equal to one-third ( 1/3) of its Average Net Selling Price; provided, however, that in no event will Adeza receive less than $300 per ELISA Kit from Matria."

          5. Individual Specimen Collection Kits ("SCKs"). SCKs shall be packaged by Adeza for one patient sample and delivered to Matria in packages of not less than six (6) SCKs per package, or such other number of SCKs as may be reasonably requested by Matria with no less than sixty (60) days prior written notice to Adeza; provided, however, Adeza, at its election, may utilize all of its then existing inventories of its then-existing packages before accommodating the new requested number of SCKs per package. Adeza shall not be required to make more than one (1) package change each year and Adeza shall not be required to maintain more than one
     (1) type of packaging at any time. Adeza shall provide Matria, at Adeza's expense, with the following quantities of SCKs during the following periods:

             (i) May 1, 1996 to December 31, 1996 -- Three (3) individual SCKs for each ELISA Test reportable result sold to Matria or 75,000 SCKs, whichever is greater;

             (ii) January 1, 1997 to December 31, 1997 -- Three (3) individual SCKs for each ELISA Test sold to Matria or 250,000 SCKs, whichever is greater;

             (iii) January 1, 1998 to December 31, 1998 -- Two and one-half (2.5) individual SCKs for each ELISA Test sold to Matria or 400,000 SCKs, whichever is greater;

             (iii) January 1, 1999 to December 31, 1999 -- Two (2) individual SCKs for each ELISA Test sold to Matria or 700,000 SCKs, whichever is greater;

             (iv) January 1, 2000 to December 31, 2000 -- One and one half (1.5) individual SCKs for each ELISA Test sold to Matria or 1.2 million SCKs, whichever is greater; and

             (v) January 1, 2001 and December 31, 1002 -- One and one-tenth (1.1) individual SCKs for each ELISA Test sold to Matria.

          Matria agrees to pay Adeza fifty cents ($.50) for each SCK ordered by Matria during each period set forth above in excess of the applicable quantity for such period within thirty (30) days of the close of each such period.

          On or before November 30, 2001, the parties agree to meet to determine the number of SCKs deemed reasonably necessary and appropriate to be provided by Adeza on an ongoing basis in order to fulfill Matria's reasonable requirements for SCKs under the Agreement and the price of the SCKs. The parties agree that their goal is to reduce the number of SCKs Adeza is required to provide to Matria without interrupting the business of either Matria or Adeza; provided, however, that in no event shall the number of SCKs provided at Adeza's expense be less than one (1) times the number of ELISA Tests sold to Matria without the prior written approval of Matria.

          For the purposes of the Agreement and the Letter, the term SCK shall not include any specimen collection kits included as part of an ELISA Kit.

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          6. Freight Expense.  As part of this Letter and in an effort to expedite the commercial introduction of the Tests, Matria hereby agrees to reimburse Adeza, by no later than 15 days after the date of written confirmation by Matria of Adeza's accounting of such expenses, and Matria agrees to issue such confirmation as soon as practicable after receipt of such accounting, but in no event shall such confirmation occur later than April 30 of any particular year unless Matria reasonably and in good faith raises specific written objections to such Adeza accounting for all freight charges associated with the transportation of a Test from any clinician, hospital or health care facility to Adeza for laboratory analysis ("Freight Expense"); provided, however, that such reimbursement shall be only to the extent and in the amount, if any, by which the average transportation cost per Test of all such charges during the year specified below (calculated by dividing (x) the applicable Freight Expense by (y) the number of Tests which are received by Adeza, whether or not analysis is completed, during such period) exceeds the following amounts (the "Threshold Freight Price"):

         Year 1 (commencing on May 1, 1996 and ending on the last day of
         December, 1997)..........................................$13.50

         Year 2 (commencing on January 1, 1998 and ending on the last day of December, 1998)...................................$12.00

         Years 3-5 (commencing on January 1, 1999 and ending on the last day of December, 2000)...................................$10.00

          In no event shall any Freight Expense or Test be included in (x) or
     (y) above if the laboratory analysis is demonstrated by Matria to not be completed with regard to a particular Test as a result of the action of Adeza.

          In each succeeding twelve (12) month period thereafter beginning on January 1, 2001, the Threshold Freight Price in effect for the next succeeding twelve (12) month period shall be adjusted up or down from the Threshold Freight Price in effect for the immediately preceding twelve (12) month period by an amount equal to the annual percentage increase or decrease in the Consumer Price Index for all Urban Wage Earners as published by the Bureau of Labor Statistics for the preceding calendar year over the calendar year prior thereto.

          Adeza shall determine from time to time the method or methods of appropriate overnight delivery from the designated type or types of carriers. Adeza shall provide Matria, included as part of the cost of the Test, with shipping containers suitable for delivery of the Test from clinicians, hospitals or health care facilities to Adeza for laboratory analysis in conformity with the specifications for such Test.

          No later than ninety (90) days after the end of any particular twelve
     (12) month period specified above, Adeza shall provide Matria with a detailed accounting of the average transportation expense per Test during the prior twelve (12) month period. Upon seven (7) days prior written notice to Adeza, Matria shall have the opportunity during reasonable business hours to inspect the books and records of Adeza for the purpose of confirming the calculation in question, if Matria so desires.

          Both parties shall utilize reasonable business efforts to reduce the amount of freight expenses per Test consistent with their respective duties and obligations to the referring clinician and the need for prompt overnight delivery. Adeza and Matria agree that during 1997, they will discuss in good faith various actions by either or both of them which are designed to lower freight expenses per Test between them, including sharing in appropriate proportions any savings resulting from such lower freight expenses.

          It is agreed by Matria and Adeza that any items delivered to Matria pursuant to this Letter and the Agreement, including, without limitation, ELISA Test Kits, SCKs and shipping containers, shall be F.O.B. Adeza's headquarters in Sunnyvale, California and Matria will bear all expense and risk of delivery from the F.O.B. point.

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          7. Clarification of Rights and Responsibilities.  It is also agreed between Adeza and Matria that certain provisions in the Agreement should be amended as set forth below in order to clearly state the parties' intent:

             (a) Section 2.2  Delete the phrase "So long as Tokos' Marketing rights remain exclusive . . . ." from the beginning of the third sentence because such phrase creates ambiguity as to what the parties' respective rights are if such exclusivity terminates.

             (b) Section 6.2.10 Add the following to the end of the first sentence: " ;provided, however, this provision shall not apply if the Affiliate is the end user of the Tests." Add the following to the end of this Section: "The calculation of 50% set forth in the preceding sentence will be based on sales of the ELISA Tests or the Rapid Assay Tests during any particular calendar year. In the event that less than 50% of such Tests are sold by Matria in a bundled product offering, the price for stand-alone sales of such Tests shall be used to determine the price for the applicable portion of such bundled products."

             (c) Section 7.1 The parties agree to discuss in good faith appropriate modifications to this provision to clarify the procedures thereunder as possible after the date of the Letter.

             (d) Section 9.5 Add the following to the end of this Section: "The foregoing is intended to specify certain of the remedies available to the parties, but it is not intended to be exclusive and shall not prejudice or otherwise effect the rights of either party with respect to any remedies available to either of them at law or in equity."

             (e) Sections 12.1 and 12.2 In order to clarify the procedures in the event of indemnification, add the following:

          "12.3 Procedures. If either party (the "Indemnified Party") receives a written claim which it believes is the subject of indemnity by the other party (the "Indemnifying Party"), the Indemnified Party will give the Indemnifying Party prompt notice of such claim and the Indemnifying Party will have the right to assume the defense of such claim with legal counsel of its choice at its expense. The Indemnified Party may participate through its own legal counsel at its own expense. The party not defending the claim will render all reasonable assistance, and all out-of-pocket costs of such assistance will be paid by the Indemnifying Party. The consent of both parties shall be required to settle any claim, and such consent shall not be unreasonably withheld."

          8. Release. Upon execution of this Letter and in consideration of the mutual covenants and agreements set forth herein, Matria, and its predecessors and successors and assigns, including, without limitation, Tokos, hereby fully and forever releases and discharges Adeza and its officers, directors, agents, employees, affiliates, representatives, successors, stockholders and assigns from and against any and all claims or causes of action, whether based on contract, tort or otherwise, arising out of or relating in any way to any delay incurred to date associated with the approval by Adeza of the Marketing Plan. Matria and Adeza agree and understand that this Letter is a full complete waiver of all claims with respect to such delay, and Matria further agrees not to assist, encourage, institute or cause to be instituted the filing of any suit or action in any jurisdiction or the taking of any action relating to any claim described above.

          9. Acknowledgment. It is acknowledged and agreed by Adeza and Matria that the Agreement and this Letter constitute a grant of exclusive marketing rights to sell and distribute Tests, all as provided for in this Letter and the Agreement, but do not constitute any license or sublicense to intellectual property of Adeza, including, without limitation, any and all intellectual property covered by the Agreement between Adeza and the Fred Hutchinson Cancer Research Center dated May 10, 1988, as amended August 1, 1989 and August 12, 1992 ("Hutchinson Agreement") and United States Patent No. 4,894,326, except as otherwise provided in Article IV relating to manufacturing rights.

          10. Governing Law. This Letter shall be governed in all respects by the laws of the State of Georgia.

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     If this Letter accurately sets forth your understanding of the agreements and understandings that have been reached between Adeza and Matria, as written and as amended hereby, please execute two (2) copies of this Letter in the space provided below and return one copy to me.

                                          Very truly yours,

                                                  /s/ ROBERT F. BYRNES
                                          --------------------------------------
                                                     Robert F. Byrnes
                                          President and Chief Executive Officer

Accepted and agreed to
as of this 8th day of
May, 1996

ADEZA BIOMEDICAL CORPORATION

By:       /s/ DANIEL O. WILDS
    ----------------------------------
             Daniel O. Wilds
      President and Chief Executive
                 Officer

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